Exhibit 99.1

Evan M. Gruber	Investor Relations:
Chief Executive Officer	Dan Matsui/Eugene Heller
Modtech Holdings, Inc.	Silverman Heller Associates
(909) 943-4014	(310) 208-2550

MODTECH HOLDINGS, INC.

REPORTS SECOND QUARTER, SIX-MONTH 2004 RESULTS

BACKLOG GROWS 40%

Perris, Calif.—August 9, 2004—Modtech Holdings, Inc. (Nasdaq: MODT) reported financial results for the second quarter and six months ended June 30, 2004, including 40% year-over-year growth in backlog fueled by rising orders from school districts for classrooms.

Net income for the quarter was $760,000, or 5 cents a share on a diluted basis, compared to $1,580,000, or 11 cents a share on a diluted basis, for second quarter 2003. Revenues were $55 million, versus $46 million in the year-ago quarter

Net loss for six months was $940,000, or 7 cents a share on a diluted basis, compared to net income of $2,500,000, or 18 cents a share on a diluted basis. Revenues for six months 2004 were $84.0 million down slightly from $86.0 million in the same period last year.

Evan Gruber, Modtech chief executive officer, commented: “While we are pleased to report a reasonable growth in revenues from the first quarter, margins during the quarter were negatively impacted by the steep and sudden increase in various metal costs. Steel costs have increased by an average of 70% and more than 100% for certain components.

“We have adjusted our pricing going forward but expect to continue absorbing some of these cost increases for older backlog we will be delivering during the next few quarters,” Gruber continued. “However, newer and recent additions to backlog will reflect better pricing and allow us to recover margins once we’ve worked through those earlier orders. In addition, the latest projections for steel prices indicate that the global shortage of key raw materials in steel manufacturing is ending, and a decrease in steel costs are expected beginning early next year.”

“Total backlog grew to $163 million at the end the quarter which compares favorably with June 2003 backlog of $115 million. Classroom business in California continues to grow and this backlog at the end of the quarter grew to $135 million, up from $100 million last year. We have seen a wide acceptance of our permanent modular concept. Sales activity is expected to remain strong on the heels of the total $25 billion school construction bonds passed by the voters in California over the past couple of years.”

“Our new direct-sales strategy also continues to produce solid growth in orders, which has resulted in a quarter-end backlog of $28 million, compared to $7 million at the beginning of the year,” Gruber added. “Because of better pricing flexibility, we expect the resulting higher margins from this business to have a greater impact on overall margins as backlog and production reach higher levels.

“During these past several months, we have taken the necessary steps to position Modtech for future growth and profitability,” Gruber remarked. “We have added sales and marketing personnel across the country and also added project management staff, including a regional office in Texas. Our record-level backlog provides not only visibility for revenues but also an outlook for improved margins due to higher volumes and fixed-cost absorption, more cost-effective sales and marketing, and stronger pricing. With demand for classrooms continuing to rise, and signs of improvement in the commercial area, we feel the basic business fundamentals also bode well for the future.”

About Modtech Holdings, Inc:

Modtech designs, manufactures, and sells modular relocatable classrooms and commercial and light industrial modular buildings. The Company is a leading manufacturer of modular buildings in the U.S. with substantial product and geographic diversification throughout the southwestern states and a growing presence in Florida. Modtech is the largest manufacturer, seller, and installer of modular relocatable classrooms in California, engineering and constructing the classrooms in accordance with that state’s structural and seismic safety requirements. Modtech’s commercial and industrial buildings may also be leased through national, regional, and local dealers to a diverse end-user market. The Company also designs and manufactures modular buildings to customer specifications for a wide variety of uses.

Some statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.

[Financial tables next page]

MODTECH HOLDINGS, INC.

UNAUDITED SELECTED OPERATING RESULTS AND FINANCIAL DATA

(in thousands, except EPS)

	3 months ended June 30:
Selected operating results:	2004	2003
Net sales	$54,600	$45,700
Cost of sales	51,100	40,500
Selling, general and administrative expenses	2,300	2,100
Gain on sale of assets	620	—
Income from operations	1,860	3,085
Interest, net	(570)	(360)
Income before income taxes	1,305	2,725
Net income	760	1,580
Diluted earnings per share	0.05	0.11
Average shares outstanding	14,100	14,300

	6 months ended June 30:
Selected operating results:	2004	2003
Net sales	$84,000	$86,000
Cost of sales	80,720	77,010
Selling, general and administrative expenses	4,590	3,910
Gain on sale of assets	620	—
Income from operations	(670)	5,010
Interest, net	(985)	(700)
Income before income taxes	(1,625)	4,325
Net income (loss)	(940)	2,510
Diluted earnings (loss) per share	(0.07)	0.18
Average shares outstanding	13,800	14,200

Selected financial data:	June 30, 2004	June 30, 2003
Depreciation and amortization	$1,230	$1,034
Earnings before interest, taxes, depreciation and amortization	190	5,945
Working capital	19,500	25,700
Total assets	170,340	160,210
Long term obligations	3,500	9,200
Shareholders equity	160,400	108,000